Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 5, 2014

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD NET SALES
AND DECLARES QUARTERLY DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (February 5, 2014) – Orchids Paper Products Company (NYSE MKT: TIS) today reported fourth quarter 2013 financial results.

Executive Summary:

•	Established a new quarterly record for both total net sales and converted product net sales of $30.8 million and $29.0 million, respectively.
•	EBITDA of $6.7 million in the fourth quarter, including approximately $500,000 of expenses related to the transition to our new President and CEO and the contractual obligations to our former President and CEO. Excluding those expenses, EBITDA would have established a new quarterly record at $7.2 million, exceeding the record set in the third quarter of 2013 of $6.9 million.
•	Converted product shipments were 2,138,000 cases, exceeding the record set in the third quarter of 2013 of 2,096,000, bringing annual shipments of converted products to 8,179,000 cases.
•	Fourth quarter 2013 net income was $3.4 million, an increase of $1.2 million, or 55%, compared with $2.2 million of net income in the same period of 2012.
•	Diluted net income per share for the fourth quarter 2013 was $0.42 per diluted share compared with $0.28 per diluted share in the same period in 2012. Excluding the retirement-related expenses stated above, diluted earnings per share in the 2013 quarter would have been $0.48 per share. Diluted net income per share for the full year 2013 was $1.67 per diluted share compared with $1.18 for 2012.

Mr. Jeff Schoen, President and Chief Executive Officer, stated, “In the fourth quarter of 2013, we delivered another strong quarter and established new quarterly records for total net sales and converted product net sales. Excluding certain non-recurring expenses, we established another record EBITDA performance during the quarter. The strong sales performance coupled with good cost controls helped drive our record profits. Our converted product business momentum has continued to build with shipments achieving a record level during the fourth quarter.”

Mr. Schoen added, “We are excited about the future. A strong base of business has been established for the coming year. Our quality products and customer-focused approach continue to provide new opportunities for 2014 and beyond. Additionally, the $30.4 million of capital projects we announced in November of 2013 are underway and will improve our manufacturing flexibility, capacity, and cost structure. These projects will increase our ability to produce higher quality grades of value and premium tier products supporting our vision of being recognized as a 100% retailer-focused, national supplier of high quality consumer tissue products in the value, premium, and ultra-premium tier product categories.”

Three-month period ended December 31, 2013

Net sales in the quarter ended December 31, 2013 were $30.8 million, an increase of $6.8 million, or 28%, compared to $24.0 million in the same period of 2012. Net sales of converted product were $29.0 million in the 2013 quarter, favorable by $7.2 million, or 33%, compared to the $21.8 million of net sales in the same quarter last year. Net sales of parent rolls decreased to $1.8 million in the fourth quarter of 2013 compared with $2.2 million in the same quarter last year. The increase in converted product sales was primarily due to a 31% increase in converted product tonnage shipped and also aided by a 2% increase in net selling prices per ton. The increase in shipments was primarily due to new product sales in the mid- and premium tier markets.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended December 31, 2013 was $6.7 million, an increase of $1.3 million, or 24%, compared to $5.4 million in the same period in the prior year. As a percent of net sales, EBITDA was 21.9% in the 2013 quarter compared with 22.3% in the 2012 quarter. During the fourth quarter of 2013, $504,000 in expenses related to the CEO transition were incurred. Excluding these expenses, EBITDA and EBITDA as a percent of net sales would have been $7.2 million and 23.5%, respectively.

Gross profit for the fourth quarter of 2013 was $7.2 million, an increase of $1.8 million, or 33%, when compared with a gross profit of $5.4 million in the prior year quarter. Gross profit as a percent of net sales was 23.5% in the fourth quarter of 2013 compared to 22.6% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to the favorable mix shift effect of a higher percentage of converted product sales compared to lower margin parent roll sales.

Selling, general and administrative expenses in the fourth quarter of 2013 totaled $2.6 million, an increase of $531,000 or 26%, compared to the same period in the prior year. The increase was primarily due to previously discussed expenses related to the CEO transition of $504,000 and $140,000 in higher sales commissions due to higher converted product sales. Selling, general and administrative expenses as a percent of net sales in the 2013 quarter were 8.3% compared to 8.4% for the prior year quarter.

Interest expense for the fourth quarter of 2013 totaled $91,000 compared to interest expense of $99,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

As of December 31, 2013, the effective tax rate for the full year is 26.9%, which includes the 1.3% favorable effect of an Indian employment tax credit (“IEC”) for 2012 that was recognized in the first quarter of 2013. This rate is comparable to the 26.2% effective tax rate (including the IEC) estimated as the end of the third quarter of 2013.

Twelve-month period ended December 31, 2013

Net sales in the twelve-month period ended December 31, 2013 were $116.4 million, an increase of $15.6 million, or 15%, compared to $100.8 million in the same period of 2012. Net sales of converted product were $109.6 million in the 2013 period, favorable by $19.1 million, or 21%, compared to the $90.5 million of net sales in the same period last year. Net sales of parent rolls decreased to $6.8 million in the twelve-month period of 2013 compared with $10.3 million in the same period last year. The increase in converted product sales resulted from a 20% increase in converted product tonnage shipped and a slight increase in net selling prices per ton of 0.5% when compared to 2012. The increase in shipments was primarily due to new product sales which were primarily in the mid and premium-tier markets. The decrease in parent roll sales was primarily due to the higher converting requirements due to the increased shipments.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the twelve-month period ended December 31, 2013 was $26.2 million, an increase of $4.9 million, or 23%, compared to $21.3 million in the same period in the prior year. As a percent of net sales, EBITDA was 22.5% in the 2013 period compared with 21.2% in 2012.

Gross profit for the twelve months of 2013 was $27.9 million, an increase of $5.3 million, or 23.5%, when compared with a gross profit of $22.6 million in the prior year period. Gross profit as a percent of net sales was 24.0% in the twelve-month period of 2013 compared to 22.4% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to a higher percentage of converted product sales, lower fiber prices and lower paper manufacturing costs being partially offset by external warehousing costs.

Fiber costs in the twelve-month period ended December 31, 2013 were approximately $1.1 million lower than the costs incurred in the same period of 2012. Overhead costs in the paper manufacturing area in 2013 were approximately $1.4 million lower than the prior year costs primarily due to lower maintenance and repair costs and lower utility costs.

Selling, general and administrative expenses in the twelve months of 2013 totaled $9.5 million, an increase of $1.0 million, or 12%, compared to the same period in the prior year. The increase was primarily due to the previously discussed expenses related to the CEO transition, higher sales commissions due to higher converted product sales and, to a lesser extent, higher director related fees and expenses, including stock option expense, being partially offset by lower professional fees. Selling, general and administrative expenses as a percent of net sales was 8.1% in the current year period as compared to 8.4% in the prior year period.

Interest expense for the twelve-month period ended December 31, 2013 totaled $371,000 compared to interest expense of $407,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

Cash provided by operations for the twelve-month period ended December 31, 2013 was $20.8 million compared to the prior year period amount of $17.5 million. Cash earnings were somewhat offset by increases in accounts receivable and inventories to support the increased sales. Capital expenditures for the twelve-month periods were $12.2 million in 2013 and $6.8 million in 2012. The Company maintained its quarterly dividend rate of $0.35 per share in the quarter, resulting in a dividend payment of approximately $2.8 million during the quarter. For the year-to-date period, dividend payments totaled $10.7 million.

Total debt outstanding as of December 31, 2013 was $15.1 million and the total of cash and short-term investments stood at $12.2 million. As a result, Net Debt outstanding as of December 31, 2013 was $2.8 million.

Dividend

On February 5, 2014, the Board of Directors of the Company authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock. The Company expects to pay this dividend on March 3, 2014 to stockholders of record at the close of business on February 18, 2014.

Conference Call/Webcast

The Company will hold a teleconference to discuss its fourth quarter and full year financial results at 10:00 a.m. (ET) on Thursday, February 6, 2014. All interested parties may participate in the teleconference by calling 877 870 4263 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are: (1) EBITDA and (2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 11, 2013.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Converted Product Net Sales	$29,010	$21,789	$109,611	$90,505
Parent Roll Net Sales	1,763	2,246	6,763	10,314
Net Sales	30,773	24,035	116,374	100,819
Cost of Sales	23,556	18,596	88,494	78,253
Gross Profit	7,217	5,439	27,880	22,566
Selling, General and Administrative Expenses	2,559	2,028	9,471	8,456
Operating Income	4,658	3,411	18,409	14,110
Interest Expense	91	99	371	407
Other (Income) Expense, net	(152)	(10)	(173)	302
Income Before Income Taxes	4,719	3,322	18,211	13,401
Provision for Income Taxes	1,359	1,149	4,892	4,144
Net Income	$3,360	$2,173	$13,319	$9,257

Average number of shares outstanding, basic	8,038,273	7,610,817	7,870,350	7,564,799
Average number of shares outstanding, diluted	8,120,869	7,899,205	7,936,948	7,831,722

Net income per share:
Basic	$0.42	$0.28	$1.69	$1.22
Diluted	$0.42	$0.28	$1.67	$1.18

Cash dividends paid	$2,815	$1,910	$10,708	$6,443
Cash dividends per share	$0.35	$0.25	$1.35	$0.85

Operating Data:
Converted product tons shipped	13,628	10,415	52,592	43,661
Parent roll tons shipped	1,867	2,181	6,726	10,334
Total Tons Shipped	15,495	12,596	59,318	53,995
Total Paper Cost per Ton Consumed	$729	$731	$746	$754
Total Paper Cost	$11,224	$10,507	$43,949	$42,566

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$9,078	$5,686	$20,796	$17,451
Investing Activities	$(4,609)	$(2,470)	$(12,179)	$(9,788)
Financing Activities	$(2,294)	$(1,237)	$(7,146)	$(6,226)

	As of
	December 31,	December 31,
	2013	2012
Balance Sheet Data:	(unaudited)
Cash	$7,205	$5,734
Accounts Receivable, net	6,585	5,406
Inventory, net	10,921	10,275
Short-Term Investments	5,035	5,027
Income Taxes Receivable	-	607
Other Current Assets	1,561	1,074
Property Plant and Equipment	137,750	125,579
Accumulated Depreciation	(42,005)	(34,391)
Net Property Plant and Equipment	95,745	91,188
Other Long Term Assets	40	47
Total Assets	$127,092	$119,358

Accounts Payable	$3,685	$3,685
Accrued Liabilities	4,030	2,832
Total Debt	15,079	16,231
Deferred Income Taxes	19,449	19,432
Total Stockholders' Equity	84,849	77,178
Total Liabilities and Stockholders' Equity	$127,092	$119,358

Non-GAAP Measurements (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
EBITDA Reconciliation:	2013	2012	2013	2012
Net Income	$3,360	$2,173	$13,319	$9,257
Plus: Interest Expense	91	99	371	407
Plus: Income Tax Expense	1,359	1,149	4,892	4,144
Plus: Depreciation	1,923	1,935	7,613	7,541
Earnings Before Interest, Income Tax and Depreciation	$6,733	$5,356	$26,195	$21,349
and Amortization (EBITDA)

	As of
	December 31,	December 31,
Net Debt Reconciliation:	2013	2012
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	13,927	15,079
Total Debt	15,079	16,231
Less: Cash	(7,205)	(5,734)
Less: Short-Term Investments	(5,035)	(5,027)
Net Debt	$2,839	$5,470